Stan J.H. Lee, CPA 2160 North Central Rd Suite 203 t Fort Lee t NJ 07024 P.O. Box 436402t San Ysidrot CA 92143-9402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of June 5, 2010, on the audited financial statements of  Advanced Credit Technologies, Inc. . as of December 31, 2009 and 2008 and for fiscal year and for the period from February 25, 2008 ( its inception) to December 31, 2008 then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
June 5, 2010